Exhibit 10.2

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (Memorandum) is made effective this 26th day of January 2011 (Effective Date), by the Board of Directors (MHC Board) of Auburn Bancorp, MHC, OTS Docket No. H4505 (MHC). the Board of Directors (Bancorp Board, and collectively with the MHC Board, "the Boards") of Auburn Bancorp, Inc., OTS Docket No. H4506 (Bancorp, and collectively with MHC. "the Holding Companies") and the Office of Thrift Supervision (OTS), a bureau of the United Stales Department of the Treasury, acting through its Northeast Regional Director or his designee (Regional Director). The Boards agree to take the actions set forth below to correct various matters and concerns discussed in the September 7, 2010 Report of Examination of the Holding Companies (2010 ROE).

Financial Plan.

1.           (a)           By February 28, 2011 the Boards shall approve and the Holding Companies shall jointly implement a written plan covering the three year period ending December 31, 2013 (Financial Plan) that is designed to:

(i)              support Auburn Savings Bank, FSB (Association) in complying with applicable laws, rules and regulations and all terms and conditions of the Memorandum of Understanding, entered into on January 26, 2011 between the board of directors of the Association and OTS;
(ii)              cause the Holding Companies to have a capital position that is commensurate with their risk profiles and minimize their dependency on capital distributions from the Association; and
(iii)              address the Holding Companies' cash flow needs.

(b)           The Financial Plan, shall, at a minimum, address:
(i)                         the Association's and Holding Companies' present and future capital needs, taking into account their respective current and projected earnings performance and risk profiles;
(ii)              comprehensive pro forma capital and cash flow projections, detailing all anticipated sources and uses of funds; and
(iii)              the extent to which Bancorp expects to rely upon capital distributions from the Association, considering the regulatory restrictions set forth in 12 CFR Part 563 Subpart E - Capital Distributions.

(c)           To facilitate the Boards' ongoing monitoring of the Holding Companies' future performance in meeting the Financial Plan objectives, the Financial Plan shall include, as exhibits, quarterly financial projections for the three-year term of the Plan (Financial Plan Projections) that include:

(i)                         unconsolidated financial statement projections (i.e. balance sheet, cash flow statement, and statement of income) presented in accordance with generally accepted accounting principles (GAAP); and

(ii)              consolidated projections of the Holding Companies' "Proxy Regulatory Capital Calculation1.

(d)            The Financial Plan shall be submitted to the OTS by March 5, 2011. The Boards shall promptly consider, and after consultation with the OTS, make such modifications as the Regional Director may require in order to conform the Plan to the specifications set forth in this Paragraph 1 of the Memorandum.

(e)            Within forty-five (45) days after the close of each calendar quarter beginning with the quarter ending March 31, 2011, Holding Companies' management shall prepare and submit to the Board quarterly variance reports on the Holding Companies' compliance with the Financial Plan (Quarterly Financial Plan Variance Reports). The Quarterly Financial Plan Variance Reports shall include: (i) actual financial and cash flow statements and capital ratios versus those projected in the Financial Plan Projections; (ii) detailed explanations of any material deviations from the Financial Plan Projections; and (iii) a specific description of the corrective actions or measures that have been implemented, proposed or are under consideration to correct any material deviation.

(f)            The Boards shall conduct a diligent review of the Quarterly Financial Plan Variance Reports each quarter, assess Holding Companies' implementation of and compliance with the Financial Plan and adopt appropriate corrective actions. The Boards' review of the Quarterly Financial Plan Variance Report and assessment of compliance shall be fully documented in the appropriate Board meeting minutes.

Debt Restriction.

2.           Neither of the Holding Companies, nor any nonbank subsidiary of the Holding Companies shall directly or indirectly incur, modify, increase, or guarantee any debt without the prior written non-objection of the Regional Director; provided, however, that neither the Holding Companies nor any nonbank subsidiaries are restricted from incurring expenses and/or nominal and immaterial indebtedness in the ordinary course of business in connection with day to day operations, consistent with past practice. All requests for non-objection shall be provided at least thirty (30) days prior to the anticipated date of any such proposed action and include, at a minimum, a statement regarding the purpose of the debt, the terms of the debt, the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt.

Capital Distributions.

3.           The Holding Companies shall not make any Capital Distribution2 without the prior written non-objection of the Regional Director. A request for non-objection shall be submitted to the Regional Director at least thirty (30) days prior to any declaration of dividends or any other form of Capital Distribution restricted herein.

1 Calculated in accordance with the "Proxy Formula" set forth in OTS's Holding Companies Handbook at p. 300.8, using information that is properly reported on TFR, Schedule HC.

2 The term "Capital Distribution" shall have the meaning specified in 12 C.F.R. §563,141(a) - (c).

4.           Bancorp shall not receive from the Bank any cash, property, dividend, payment, extension of credit or other distribution that is subject to 12 C.F.R. § 563.140-146 (Subpart E of Part 563 of Title 12 of the Code of Federal Regulations) unless Bancorp has determined that the Association has complied with that Subpart E.

Allocation of Expenses.

5.           By February 28, 2011, the Holding Companies shall conduct a documented analysis to ensure that expenses are properly allocated between the Bank and the Holding Companies and conform to the regulations governing transactions with affiliates set forth at 12 C.F.R. § 563.41 (TWA Rules). No expenses shall be allocated to the Association unless the Holding Companies demonstrate, to the satisfaction of the Regional Director, that the expense sharing arrangement fully comports with the TWA Rules.

Financial Information on Reports H-(b)11.

6.           The Holding Companies shall file the financial statements required by the OTS Report H-(b)11, including the requirement set forth in Item 5.A.2. of that report to provide unaudited consolidating schedules on a quarterly basis.

Separate Meetings and Minutes Required.

7.           Each of the Boards shall have meetings, and record minutes from such meetings, that are separate from those of the Association.

Compliance with Memorandum of Understanding.

8.           (a)           The Boards and officers of the Holding Companies shall take prompt and ongoing action to cause the Association to comply with the terms of this Memorandum. All actions required to be taken by the Boards shall be duly recorded in the minutes of the meeting at which the action was taken.

(b)            Within 45 days after the end of each calendar quarter, commencing with the quarter ending March 31, 2011, the Boards shall:

(i)             Adopt a resolution (Compliance Resolution) which
(A)            addresses whether, following a diligent inquiry (which shall include the review of management reports and all other relevant information), to the best of their knowledge and belief, during the immediately preceding quarter, the Holding Companies complied with each provision of the Memorandum then in effect; and
(B)            specifies in detail how, if at all, full compliance was determined not to exist and identifies all written notices of exemption issued by OTS that were outstanding when the Compliance Resolution was adopted; and
(ii)             Provide OTS with a certified copy of the Compliance Resolution.

(c)            All policies, procedures, corrective actions, programs, and reviews required by this Memorandum (collectively, Plans and Policies) shall conform to all applicable statutes, regulations, written policy and guidance that OTS has published or distributed to OTS-regulated institutions.

The Boards shall revise Plans and Policies as required by the Regional Director in order to conform to regulatory standards. The Holding Companies shall comply with all Plans and Policies, including any revisions or amendments required by the Regional Director.

Effective Date.

9.           This Memorandum is effective on the Effective Date as shown on the first page. The requirements imposed herein are effective immediately unless otherwise specified.

Duration.

10.           This Memorandum shall remain in effect until terminated, modified or suspended, by written notice of such action by OTS, acting by and through its authorized representatives.

Time Calculations/Exceptions.

11.           Calculation of time limitations for compliance with the terms of this Memorandum run from the Effective Date and shall be based on calendar days, unless otherwise noted.

12.           The Regional Director may extend any of the deadlines, or permit exceptions to any of the limitations, set forth in the provisions of this Memorandum upon written request by the Holding Companies that includes reasons in support for any extension or exception. Any OTS extension or exception shall be set forth in writing.

Submissions and Notices.

13.           Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Memorandum shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(a) To the OTS:

Original to:	Copy to:
Michael E. Finn Regional Director Office of Thrift Supervision Harborside Financial Center Plaza Five Suite 1600 Jersey City, NJ 07311	John F. Burke Assistant Director Office of Thrift Supervision 35 Braintree Hill Office Park Suite 201 Braintree, MA 02184

'

(b) To the Holding Companies:

Board of Directors Auburn Bancorp, MHC Board of Directors c/o Allen T. Sterling, President & CEO Auburn Savings Bank, FSB 256 Court St. Auburn, ME 04210-5402	Board of Directors Auburn Bancorp, Inc. Board of Directors c/o Allen T. Sterling, President & CEO Auburn Savings Bank, FSB 256 Court St. Auburn, ME 04210-5402

No Violations Authorized/OTS Authority Not Affected.

14.           Nothing in this Memorandum shall be construed as allowing the Association or the Holding Companies, their Boards, officers or employees to violate any law, rule, or regulation. Nothing in this Memorandum shall inhibit, estop, bar or otherwise prevent OTS from taking any other action affecting the Association or Holding Companies if at any time OTS deems it appropriate to do so to fulfill the responsibilities placed upon OTS by law.

Miscellaneous.

15.           All references to OTS in this Memorandum shall also mean any of OTS' predecessors, successors, and assigns.

16.           The section and paragraph headings in this Memorandum are for convenience only and shall not affect the interpretation of this Memorandum.

Counterparts.

17.           This Memorandum may be executed in separate counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument. Facsimile signatures are acceptable.

[Remainder of Page Intentionally Left Blank]

WHEREFORE, OTS, acting by and through its Regional Director, and the Boards of the Holding Companies hereby execute this Memorandum.

By:  AUBURN BANCORP, MHC

/s/ Claire D. Thompson	/s/ Thomas J. Dean
Claire D. Thompson, Chairman of	Thomas J. Dean, Director
the Board

/s/ Philip R. St. Pierre	/s/ M. Kelly Matzen
Philip R. St. Pierre, Vice Chairman	M. Kelly Matzen, director
of the Board

/s/ Bonnie G. Adams	/s/ Sharon A. Millet
Bonnie G. Adams, Director	Sharon A. Millet, Director

/s/ Peter E. Chalke	/s/ Allen T. Sterling
Peter E. Chalke, Director	Allen T. Sterling, Director

BY:  AUBURN BANCORP, INC.

/s/ Claire D. Thompson	/s/ Thomas J. Dean
Claire D. Thompson, Chairman of	Thomas J. Dean, Director
the Board

/s/ Philip R. St. Pierre	/s/ M. Kelly Matzen
Philip R. St. Pierre, Vice Chairman	M. Kelly Matzen, director
of the Board

/s/ Bonnie G. Adams	/s/ Sharon A. Millet
Bonnie G. Adams, Director	Sharon A. Millet, Director

/s/ Peter E. Chalke	/s/ Allen T. Sterling
Peter E. Chalke, Director	Allen T. Sterling, Director

OFFICE OF THRIFT SUPERVISION

By:	/s/ Michael E. Finn
Michael E. Finn
Regional Director, Northeast Region

Date:	See Effective Date on page 1